UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2014

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
On December 9, 2014, Chaparral Energy, Inc. (referred to herein as “we”, “us,” and “our”) distributed the slide show, attached hereto as Exhibit 99.1 and incorporated herein by reference, in conjunction with its presentation at the Wells Fargo 13th Annual Energy Symposium in New York, New York.
Note Regarding Non-GAAP Financial Measures
The investor presentation attached as an exhibit hereto contains certain references to adjusted EBITDA value, which is a non-GAAP financial measure, as defined under Regulation G of the rules and regulations of the SEC.
Adjusted EBITDA
Management uses adjusted EBITDA as a supplemental financial measurement to evaluate our operational trends. Items excluded generally represent non-cash adjustments, the timing and amount of which cannot be reasonably estimated and are not considered by management when measuring our overall operating performance. In addition, adjusted EBITDA is generally consistent with the Consolidated EBITDAX calculation that is used in the covenant ratio required under our senior secured revolving credit facility as described in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014. We consider compliance with this covenant to be material. The calculation of Consolidated EBITDAX includes pro forma adjustments for property acquisitions and dispositions, and as a result of these adjustments, our Consolidated EBITDAX as calculated for covenant compliance purposes is higher than our adjusted EBITDA for the year ended December 31, 2013 and lower for the four consecutive fiscal quarters ending September 30, 2014.
Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under GAAP and, accordingly, it may not be a comparable measurement to those used by other companies.
We define adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedge reclassification adjustments, (5) non-cash change in fair value of non-hedge derivative instruments, (6) interest income, (7) stock-based compensation expense, (8) gain or loss on disposed assets, and (9) impairment charges and other significant, unusual non-cash charges.

The following table provides a reconciliation of our net (loss) income to adjusted EBITDA for the specified periods:

	Nine months ended September 30,	Year ended December 31,
(in thousands)	2014	2013	2012	2011	2010	2009
Net (loss) income	$79,485	$55,687	$64,403	$42,048	$33,713	$(144,318)
Interest expense	78,096	96,876	98,402	96,720	81,370	90,102
Income tax (benefit) expense	47,315	32,849	37,837	35,924	23,803	(85,936)
Depreciation, depletion, and amortization	180,631	192,426	169,307	146,083	109,503	104,734
Reclassification adjustment for hedge (gains) losses	—	(37,134)	(46,746)	27,452	23,889	(21,752)
Non-cash change in fair value of non-hedge derivative instruments	(42,754)	40,748	(12,411)	(57,899)	(2,523)	149,106
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date included in EBITDA (1)	—	—	—	—	9,418	—
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA (1)	—	—	—	—	—	(102,352)
Interest income	(86)	(254)	(225)	(165)	(144)	(283)
Stock-based compensation expense	3,867	4,933	3,065	3,747	2,600	1,145
Gain on disposed assets	(1,007)	(670)	(149)	(1,284)	(184)	(10,463)
Loss on extinguishment of debt	—	—	21,714	20,592	2,241	—
Loss on impairment of other assets	—	3,490	2,000	—	—	240,790
Other non-cash charges	—	—	—	—	4,150	2,928
Adjusted EBITDA	$345,547	$388,951	$337,197	$313,218	$287,836	$223,701
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(1)  Through March 31, 2010, our calculation of adjusted EBITDA excluded any cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization.

Item 8.01.	Other Events.
On December 8, 2014, we entered into certain derivative transactions related to our commodity price hedging program. Prior to the aforementioned transactions, we had outstanding swaps scheduled to mature in 2015 for 5,548,000 barrels of crude oil production that have an associated sold put at $80/barrel and a purchased put at $60/barrel. We also had outstanding swaps scheduled to mature in 2015 for 510,000 barrels of crude oil production that have an associated sold put at $80/barrel and no associated purchased put.  We have subsequently entered into offsetting positions to the sold put and purchased put legs of the swaps described above, effectively terminating those puts. Payment for the offsetting positions has been deferred until 2015 to coincide with the maturity of the swaps. As a result of offsetting the puts and deferring the payment, we now have the above 6,058,000 barrels of crude oil production hedged in 2015 at an effective price of $79.06/barrel. In addition, we also have 600,000 barrels of crude oil production hedged at an effective price of $96.02/barrel bringing our total hedged oil production for 2015 to 6,658,000 barrels at a weighted average effective price of $80.59/barrel.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Investor Presentation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2014

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President